UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2021

AECOM

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-52423	61-1088522
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

300 South Grand Avenue, 9th Floor

Los Angeles, California 90071

(Address of principal executive offices)
(Zip Code)

(213) 593-8000
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ACM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 13, 2021, AECOM (the “Company”) entered into that certain Amendment No. 10 to Credit Agreement (Incremental Term B Facility) (the “Amendment”), by and among Company, each guarantor party thereto, the lenders party thereto (the “Lenders”) and Bank of America, N.A. as administrative agent (the “Administrative Agent”), amending that certain Syndicated Facility Agreement, dated as of October 17, 2014, by and among the Company, the other borrowers (together with the Company, the “Borrowers”) and guarantors from time to time party thereto, the lenders from time to time party thereto, and the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement” and as amended by the Amendment, the “Credit Agreement”), pursuant to which the Lenders have provided a secured term “B” credit facility (the “Term B Facility”) to the Company in an aggregate principal amount of $700,000,000. The Term B Facility matures on April 13, 2028. The proceeds of the Term B Facility were used to fund a portion of the Purchase Price (as defined below) and fees and expenses in connection with the Company’s previously announced cash tender offer (the “Tender Offer”) to purchase up to $700,000,000 aggregate purchase price (not including any accrued and unpaid interest) of the Company’s outstanding 5.875% Senior Notes due 2024 (the “Notes”).

The Term B Facility is subject to the same affirmative and negative covenants and events of default as the existing term loans previously incurred pursuant to the Existing Credit Agreement (except that the financial covenants in the Existing Credit Agreement do not apply to the Term B Facility). The applicable interest rate for the Term B Facility is calculated at a per annum rate equal to, at the Company’s option, (a) the Eurocurrency Rate (as defined in the Credit Agreement) plus 1.75% or (b) the Base Rate (as defined in the Credit Agreement) plus 0.75%.

The Term B Facility is guaranteed by the same subsidiaries of the Company (the “Guarantors”) that have guaranteed the obligations of the Company under the Existing Credit Agreement, and the Company’s obligations under the Term B Facility are secured by a lien on substantially all of the assets of the Company and the Guarantors, subject to certain exceptions. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 hereto.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01. Other Events.

The Company also announced that as of April 13, 2021, it had accepted and purchased $607,940,000 aggregate principal amount of the Notes in connection with the Tender Offer. Holders of Notes that were validly tendered and not validly withdrawn on or prior to 5:00 p.m., New York City time on April 6, 2021 received the total consideration of $1,146.25 per $1,000 of principal amount of Notes tendered and accepted for purchase, plus accrued and unpaid interest from the last date on which interest had been paid to, but excluding, April 13, 2021.

The aggregate purchase price paid by the Company was $696,851,225 (the “Purchase Price”), plus accrued and unpaid interest. The amounts paid were funded using the proceeds from Term B Facility and cash on hand.

As previously announced, as of April 6, 2021, the Company had received the requisite consents to amend certain provisions of that certain indenture, dated as of October 6, 2014 (as amended prior to the date hereof, the “Indenture”), by and among the Company (formerly AECOM Technology Corporation), the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), which governs the Notes, and accordingly, on April 6, 2021, as previously disclosed on the Company’s Form 8-K filed April 7, 2021, the Company, the Guarantors and the Trustee executed and delivered a supplemental indenture to the Notes (the “Supplemental Indenture”), which became effective on April 6, 2021. Subject to the terms of the Offer to Purchase and Consent Solicitation Statement, dated as of March 24, 2021 (as amended, the “Offer to Purchase and Consent Solicitation Statement”), the Supplemental Indenture became operative on April 13, 2021, upon the Company’s acceptance of the Notes for purchase and payment therefor.

This Current Report on Form 8-K does not constitute an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offer. The Tender Offer and the Consent Solicitation are only being made pursuant to the Offer to Purchase and Consent Solicitation Statement. The Tender Offer and the Consent Solicitation are not being made to holders of Notes in any state or jurisdiction in which the making or acceptance thereof would be unlawful under the securities laws of any such jurisdiction.

A copy of the press release announcing the acceptance and purchase of the Notes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 10 to Credit Agreement (Incremental Term B Facility), dated as of April 13, 2021, by and among the Company, each guarantor party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent.

99.1	Press Release issued by the Company on April 13, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AECOM

Date: April 13, 2021	By:	/s/ David Y. Gan
		Name:	David Y. Gan
		Title:	Executive Vice President, Chief Legal Officer